EXHIBIT 11


                                                         EMCORE CORPORATION
                                           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                          (Amounts In Thousands, Except Per Share Amounts)
                                                             (Unaudited)


                                                                  THREE MONTHS              SIX MONTHS
                                                                ENDED MARCH 31,          ENDED MARCH 31,
                                                                  1997       1996         1997         1996

     Weighted average shares outstanding:
                   Common stock                                  3,825       2,994        3,405        2,944
                   Common stock equivalents<F1>                              1,444          722        1,444
     Weighted average common shares and equivalents              3,825       4,438        4,127        4,438

     Loss before extraordinary item                             ($2,894)     ($823)    ($6,692)     ($1,708)
     Extraordinary loss                                         (  256)                (   256)

     Net loss                                                  ($3,150)      ($823)    ($6,948)     ($1,708)

     Loss before extraordinary item                             ($0.76)     ($0.19)     ($1.62)      ($0.38)
     Extraordinary loss                                         ( 0.07)     ( 0.07)     ( 0.06)

     Net loss per share <F2>                                    ($0.82)     ($0.19)     ($1.68)      ($0.38)



     <F1>  Under the provisions of Securities and Exchange Commission Staff
Bulletin No. 64 ("SAB" No. 64), common stock and common stock equivalents issued by the company within one year or in contemplation of the Company's offering are treated as if they were outstanding for all periods presented prior to the IPO. After the IPO is effective, the determination of common stock and equivalents must be determined on a basis consistent with APB Opinion No. 15, which states "outstanding options and warrants should be included in the EPS compuation only if they have a dilutive effect."

     <F2>  There is no difference between primary and fully diluted net loss per share.